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                                   ENDORSEMENT
                            FOR SECTION 403(A) PLANS
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The  Contract  to which this  endorsement  is  attached  is hereby  modified  as specified below so that it may be utilized under the Plan. This endorsement is attached to and made part of the Contract as of the Contract Date or, if later, the date shown below. Notwithstanding any other provisions of the Contract to the contrary, the following provisions shall apply:

DEFINITIONS

For purposes of this endorsement, the following definitions shall apply:

1. ANNUITANT - means the person entitled to payments under the terms of the Plan and the Contract based on his or her employment with the Employer.

2. BENEFICIARY - means an individual designated by the Annuitant to receive payments under the Plan after the Annuitant's death.

3.  CODE - means the Internal Revenue Code of 1986, as amended.

4.  COMPANY - means Security Benefit Life Insurance Company.

5.  EMPLOYER - means the employer which maintains the Plan.

6. PLAN - means a deferred compensation plan which meets the requirements of Code Section 403(a) and pursuant to which the Contract has been purchased.

7. REQUIRED BEGINNING DATE - means the date when benefit payments to an Annuitant are required to commence under the Plan. This date will either be
    (i) the April 1 following the calendar year in which the Annuitant attains age 70 1/2 or (ii) the April 1 following the later of the calendar year in which the Annuitant attains age 70 1/2 or the calendar year in which the Annuitant separates from service with the Employer.

SECTION 403(A) PLAN PROVISIONS

1. Distributions from this Contract must comply with the minimum distribution rules of Code Section 401(a)(9) and the regulations thereunder, all of which are herein incorporated by reference. Accordingly, the entire interest under the Contract must be distributed:

    (a)  not later than the Required Beginning Date, or

    (b) commencing not later than the Required Beginning Date over the life of the Annuitant or over the lives of the Annuitant and his or her Beneficiary (or over a period not extending beyond the life expectancy of the Annuitant or the life expectancy of the Annuitant and his or her Beneficiary).

    In addition, if the Annuitant dies before distribution of his or her interest in the Contract has begun in accordance with paragraph (b) above, the Annuitant's entire interest must be distributed by December 31 of the year containing the fifth anniversary of the Annuitant's death, unless (i) such interest is distributed to a Beneficiary over his or her life (or over a period not extending beyond such Beneficiary's life expectancy) and (ii) such distribution begins not later than December 31 of the year following the year of the Annuitant's death. If the Beneficiary is the Annuitant's surviving spouse, the date on which the distributions are required to begin shall be the December 31 of the later of: (1) the calendar year immediately following the calendar year in which the Annuitant died; or (2) the calendar year in which the Annuitant would have attained age 70 1/2.

    If the Annuitant dies after distribution of his or her interest in the Contract has begun in accordance with paragraph (b) above but before his or her entire interest has been distributed, the remaining interest will be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

2. No benefits under this Contract may be transferred, sold, alienated, assigned, subject to garnishment or execution, or pledged as collateral for a loan, or as security for the performance of an obligation or for any other purpose, to any person other than the Company, except as may be provided by a "qualified domestic relations order" within the meaning of Section 414(p) of the Code.

3. Any refund of premiums will be applied before the close of the calendar year following the year of the refund toward the payment of retirement annuities.

4. Distributions under the Contract may be further limited in accordance with the terms of the Plan.

AMENDMENTS

1. The Company reserves the right to amend this endorsement to comply with future changes in the Code and any regulations or rulings issued thereunder. The Company shall provide the Owner with a copy of any such amendment.


                     SECURITY BENEFIT LIFE INSURANCE COMPANY


                                 ROGER K. VIOLA
                                    Secretary


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Endorsement Effective Date
(If Other Than Contract Date)

V6057 (10-98)